EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Digital Realty Trust, Inc.:

We consent to the use of our report with respect to the combined balance sheets of Digital Realty Predecessor as of December 31, 2003 and 2002, and the related combined statements of operations, owner’s equity and comprehensive income (loss) and cash flows for the years then ended and for the period from February 28, 2001 (inception) through December 31, 2001, included herein and to the reference to our firm under the heading “Experts”, “Summary Selected Financial Data” and “Selected Financial Data” in the registration statement and related prospectus.

/s/    KPMG LLP

Los Angeles, California

January 21, 2005